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                                    EXHIBIT 5




                                   December 22, 1994



Ashland Oil, Inc.
1000 Ashland Drive
Russell, KY 41169

Dear Sirs:

     As Senior Vice President, General Counsel and Secretary of Ashland Oil, Inc., a Kentucky corporation (the "Company"), I have examined and am familiar with the Second Restated Articles of Incorporation of the Company, as amended, and the By-laws of the Company, as amended. I am also familiar with the corporate proceedings taken by the Board of Directors to authorize the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") with respect to $600,000,000 aggregate initial offering price of unsecured debt securities, which may be either senior or subordinated debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Warrants"), shares of cumulative preferred stock, without par value (the "Preferred Stock"), warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), depositary shares (the "Depositary Shares"), shares of common stock, par value $1.00 per share (the "Common Stock") and warrants to purchase Common Stock (the "Common Stock Warrants"), for issuance from time to time pursuant to Rule 415 under the Securities Act.

     In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that:

     1. When the Debt Securities have been duly authorized by appropriate corporate authorization and executed, authenticated and delivered against payment therefor, such Debt Securities will be validly issued and will constitute binding obligations of the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' rights generally from time to time in effect.

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Ashland Oil, Inc.
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     2.   When the Preferred Stock, the Common Stock and the Depositary Shares
have been duly authorized by appropriate corporate authorization and when issued, such Preferred Stock, Common Stock, and Depositary Shares will be validly issued, fully paid and nonassessable.

     3. When the Debt Warrants, Preferred Stock Warrants and the Common Stock Warrants have been duly authorized by appropriate corporate authorization and executed, countersigned and delivered against payment therefor, such Debt Warrants, Preferred Stock Warrants and Common Stock Warrants will be validly issued and will constitute binding obligations of the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' rights generally from time to time in effect.

     I know that I am referred to under the heading "Legal Matters" in the Registration Statement, and I consent to such use of my name in the Registration Statement and to the use of this opinion for filing as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   Thomas L. Feazell